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                                                                    EXHIBIT 99.1

[LOGO] GRUBB & ELLIS(R)
       Property Solutions Worldwide

                                                                News Release

FOR IMMEDIATE RELEASE                         Contact:  Janice Kalmar
                                                        847.753.7694




          GRUBB & ELLIS COMPANY ANNOUNCES RESIGNATION OF NEIL YOUNG;

                SEARCH TO COMMENCE FOR CHIEF EXECUTIVE OFFICER

    Departure comes at `right time' with company in best position in years

NORTHBROOK, Ill., May 30, 2000 - Grubb & Ellis Company (NYSE: GBE) today announced the resignation of Neil Young, Chairman and Chief Executive Officer. The resignation follows a three-year rebuilding program that focused on transforming the company from a national transaction-focused brokerage firm to a global, full-service provider of real estate services, returning Grubb & Ellis to profitability and fueling 20 percent annual revenue growth.

     Reuben S. Leibowitz, Managing Director of E.M. Warburg, Pincus & Co, whose affiliate owns approximately 46 percent of Grubb & Ellis, will serve as chairman. A committee of the Board of Directors will be established to lead the search for a new chief executive officer. In the interim, three members of senior management: Maureen A. Ehrenberg, President of Grubb & Ellis Management Services; John G. Orrico, President of Grubb & Ellis Real Estate Advisory Services; and Brian D. Parker, Executive Vice President, will comprise an office of the president and have day-to-day responsibility for corporate activities. Young will continue to serve as a consultant to the company through the end of 2000.

     "Neil was responsible for recruiting an experienced senior management team and attracting a group of strategic investors that were committed to implementing the changes necessary for Grubb & Ellis to be a leader in the real estate outsourcing business." Leibowitz said. "Key to any service business is people. Grubb & Ellis has assembled a talented group of real estate professionals and armed them with the tools they need to cultivate long-lasting contractual relationships that produce steady revenue growth."

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GRUBB & ELLIS ANNOUNCES RESIGNATION
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     "We want to thank Neil for his hard work and dedication, and for the numerous personal sacrifices he made over the past four years while executing the company's business strategy. He leaves with a sense of satisfaction, knowing that he accomplished what he set out to do. The senior management team is the right choice for building on the momentum that's been created and moving the company forward," Leibowitz added.

     Young joined Grubb & Ellis in 1984 as an industrial professional in the company's suburban Chicago office. He held numerous management positions within the firm prior to being named president and chief executive officer in February 1996. He was elected chairman of the board in April 1997.

     "Grubb & Ellis has been part of my life for so long, it's not easy to say goodbye personally or professionally. While I had the opportunity to lead this rebuilding process, this was clearly a team effort. We couldn't have accomplished all that we have in such a short time without the commitment of our 4,600 professionals and staff," Young said. "At the same time, my departure comes at the right time. Grubb & Ellis is in the best position it's been in many years; and the senior management team is committed to building on the initiatives we've put in place."

     Since 1997, Grubb & Ellis has made considerable investments to build a platform that attracts the most qualified professionals in the industry and best serves the real estate needs of its clients. These include strategic acquisitions designed to broaden its service offerings and expand the company's presence in key markets; more than doubling its management services portfolio to 150 million square feet under management, building a state-of-the-art technology system that allows the professionals to communicate more effectively both internally and with clients; investing in continuous learning programs designed to upgrade the quality of the company's professionals; creating two customer service units dedicated to serving the unique needs of multi-market corporate and institutional clients; forming a global strategic alliance with U.K.-based Knight Frank to provide Grubb & Ellis clients with consistent service throughout the world and expanding its presence into 36 key secondary markets through a national affiliate program.

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GRUBB & ELLIS ANNOUNCES RESIGNATION
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     The company also has steadily improved its financial results. Since fiscal
1997, Grubb & Ellis has generated a compound annual revenue and EBITDA growth rate of more than 20% and 50%, respectively.

     Grubb & Ellis Company is one of the nation's largest commercial real estate service firms. Through its offices, affiliates and global strategic alliance with Knight Frank, one of the leading property consulting firms in Europe and Asia, the company provides a full range of real estate services, including advisory, property and facilities management and consultative services, to users and investors worldwide. With the collective resources of nearly 7,000 people in 200 offices in 27 countries, Grubb & Ellis professionals arrange the sale or lease of such business properties as industrial, retail and office building, as well as the acquisition and disposition of multi-family and hospitality properties and commercial land. Major multiple-market clients have a single point of contact through the firm's corporate and institutional units for coordination of all of the firm's services as well as site selection, feasibility studies, market forecasts and research. For more information, visit the company's website at www.grubb-ellis.com.

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